Exhibit 10.28

AMENDMENT TO
AMENDED AND RESTATED CONSULTING AGREEMENT

This Amendment to the Consulting Agreement (the “First Amendment”) is entered into between PhaseRx Inc., a Delaware corporation having a place of business at 410 West Harrison Street, Seattle, WA 98119 (“Company”) corporation (“Company”) and John A. Schmidt, Jr., M.D. LLC having a place of business at 709 7th Ave., Belmar, NJ 07719 Consultant”).

RECITALS

WHEREAS, the Consultant and Company entered into a Consulting Agreement effectively dated November 1, 2010 (the “Agreement”), a copy of which is attached hereto.

WHEREAS, Consultant and Company desire to amend the Agreement to provide for Consultant to increase the available consulting time to eight hours per week. Company shall continue to pay Consultant at the rates previously agreed to in the Agreement.

NOW, THEREFORE, Consultant and Company agree as follows:

1.0	Definitions

Unless the context clearly requires otherwise, all capitalized terms as used herein shall have the same meanings as used in the Agreement.

2.0	Amendment Date

This Amendment shall be effective as of June 1, 2011.

3.0	Amendments to Agreement

The parties agree that the Agreement shall be amended as described in this Article 3.0.

3.1	Amend Section 1 of Exhibit A to read as follows:

1.          Services. Consultant (or, in the case of Services as a member of the board of directors of the Company, Dr. Schmidt) will render to Company the following Services. The provisions related to Dr. Schmidt’s Services as a member of the board of directors of the Company are being included herein as an administrative convenience. For the avoidance of doubt, nothing in the agreement shall in any way limit or vitiate Dr. Schmidt’s duties and obligations to the Company under applicable law and nothing herein shall be construed as giving Dr. Schmidt a contractual right to serve on the board of directors of the Company.

•	Board Member: Serve as a member of the Company’s board of directors. Attend up to 6 meetings/year in person in Seattle and approximately 6-8 board teleconferences as needed per year.

•	Consultant: Provide expert consulting services to Company regarding research, development, clinical and business matters relating to: (1) pH sensitive, membrane disruptive polymers for the intracellular delivery of therapeutics, diagnostics and reagents and (2) the delivery of siRNA therapeutics (collectively, the “Field of Interest”). Consultant shall make himself available to consult with the Company for up to an average of eight hours per week over the course of the year.

3.1	Amend Section 2, Consultant Compensation, of Exhibit A to read as follows:

Consultant

•	$100,000 in cash per year, paid in equal quarterly installments in arrears.

•	Company shall Consultant shall submit monthly invoices to the Company for any amounts owing under this Agreement and shall include a summary of time spent on Company business. Each invoice will contain enough detail to enable Company to determine the accuracy of the amount(s) billed. With each invoice, Consultant will provide: (a) a detailed itemized listing of all expenses incurred under this Agreement, and (b) receipts for any individual expenses that exceed $50. Either an original or a copy may be submitted.

•	Company shall reimburse Consultant for all reasonable, documented out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement. Company shall also reimburse consultant for attendance at conferences that are pre-approved by Company. Consultant shall submit to Company all statements for expenses incurred on a monthly basis.

4.0	No Other Waivers or Modifications; Applicability of Agreement

Except to the extent expressly modified by Article 3.0 of this Amendment, no other covenant, term, provision, condition or agreement of the parties set forth in the Agreement shall be deemed to be waived, modified or amended in any way by this Amendment. All of the recitals, covenants, terms, provisions, conditions and agreements of the parties set forth in the Agreement shall be deemed applicable to this Amendment.

5.0	Entire Agreement

The Agreements, as modified by this Amendment, constitute the entire agreement between the parties, and supersedes all prior oral or written agreements, commitments, or understandings concerning the matters provided for herein.

6.0	Counterparts

This Amendment may be executed in any number of counterparts or, if mutually agreeable to the undersigned authorized signatories for the parties, through the exchange by facsimile or other electronic means (including electronically mailed PDF or similar imaging software) of duly-signed duplicates hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PHASERX INC.		CONSULTANT

By:	/s/ Andrew J. Leon	By:	/s/ John A. Schmidt, Jr.

Print Name:	Andrew J. Leon	Print Name:	John A. Schmidt, Jr., M.D.

Title:	Vice President, Intellectual Property	Title:

Address:	410 W. Harrison St., Ste 300	Address:	709 7th Ave.

	Seattle, WA		Belmar, NJ

	98119		07719

Date:	7/5/2011	Date:	6/22/11

- 3 -